UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) —March 5, 2013

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

Telephone: +41 (0)43 456 76 00

(Address of principal executive offices)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Robert Cusumano, ACE Limited (“ACE”) General Counsel, has informed ACE of his intention to leave ACE by the end of the year to pursue other interests. The effective date of Mr. Cusumano’s leaving has not been determined. To assure a smooth transition, Mr. Cusumano will remain in his current position until a successor to the general counsel position is appointed.

“Bob has contributed significantly to the company, including the building of a first-class legal organization that effectively serves our businesses around the world,” said Evan Greenberg, Chairman and CEO. “Over the years I have personally depended on Bob for his counsel and wisdom on diverse and important legal matters. I respect Bob’s decision to move on to the next chapter in his life and wish him all the best in his future endeavors.”

“For eight years, I have had the privilege of representing one of the most dynamic companies in the world, and leading one of the best legal departments anywhere,” said Bob. “I’ve enjoyed the challenge of it, and the spirit of our people, and the ideas that we made real. Most of all, it has been an honor to work with so many brilliant and committed colleagues, from our senior management and our Board, to our lawyers and compliance professionals, to our staff all around the world.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE LIMITED

By:	/s/ Philip V. Bancroft
Philip V. Bancroft
Chief Financial Officer

Date: March 6, 2013